$150,000,000

Ferro Corporation

6.50% Convertible Senior Notes due 2013

UNDERWRITING AGREEMENT

August 13, 2008

Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
As Representatives of the Several Underwriters
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, N.Y. 10010-3629

Ladies and Gentlemen:

1. Introductory. Ferro Corporation, an Ohio corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters $150,000,000 principal amount (“Firm Securities”) of its 6.50% Convertible Senior Notes due 2013, convertible into common stock, par value $1.00 per share (the “Common Stock”), of the Company and also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than $22,500,000 additional principal amount (“Optional Securities”) of its Securities as set forth below, all to be issued under an indenture, dated as of March 5, 2008 (the “Base Indenture”) and as supplemented through the First Closing Date by a supplemental indenture (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities.”

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-149559), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:30 pm (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus; provided, however, that if an Issuer Free Writing Prospectus is not prepared by or on behalf of the Company and not authorized by the Company or used or referred to by the Company, it will not constitute a Limited Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

“Underlying Shares” shall mean shares of the Common Stock into which the Offered Securities are convertible.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)  Compliance with Securities Act Requirements. (i)  (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of the Terms Agreement. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form reasonably satisfactory to Credit Suisse. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form reasonably satisfactory to Credit Suisse, and will use its commercially reasonable best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action reasonably necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Lead Underwriter, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to Credit Suisse, (iii) use its commercially reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify Credit Suisse of such effectiveness. The Company will take all other action reasonably necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and, the preliminary prospectus supplement, dated August 12, 2008, including the base prospectus, dated August 12, 2008, (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies Credit Suisse Securities (USA) LLC (“Credit Suisse”) as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify Credit Suisse and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Ohio, with corporate power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and Final Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(h) Subsidiaries. Each “Significant Subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) is listed on Schedule B hereto, has been duly incorporated and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Significant Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and, except as discussed in the General Disclosure Package and Final Prospectus, the capital stock of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(i) Execution and Delivery of Indenture. The Indenture has been duly authorized and has been duly qualified under the Trust Indenture Act; the Offered Securities have been duly authorized and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered by the Company, such Offered Securities will have been duly executed, authenticated, issued and delivered by the Company, will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus and the Indenture and such Offered Securities, in each case, assuming the due execution and delivery by the Trustee, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(j) Offered Securities. When the Offered Securities are delivered and paid for pursuant to this Agreement on such Closing Date, such Offered Securities will be convertible into the Underlying Shares of the Company in accordance with the terms of the Indenture; the Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform to the information in the General Disclosure Package and to the description of such Underlying Shares contained in the Final Prospectus; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package and Final Prospectus; all outstanding shares of capital stock of the Company are, and when issued upon conversion the Underlying Shares will be validly issued, fully paid and nonassessable; the stockholders of the Company have no preemptive rights with respect to the Offered Securities or the Underlying Shares, and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(k) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Offered Securities and Underlying Shares by the Company, except for the filing of a listing application with the New York Stock Exchange and such as have been obtained, or made and such as may be required under the Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, the Rules and Regulations, the Trust Indenture Act and state securities laws.

(l) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture and this Agreement, and the issuance and sale of the Offered Securities and Underlying Shares and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the charter or by-laws of the Company or any of its subsidiaries, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except for such conflicts, breaches or defaults that, singly, or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(m) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(n) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(o) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(p) Possession of Intellectual Property. The Company owns, possesses or licenses adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it, except where the failure to own, possess or license would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice or is not otherwise aware of any infringement of or conflict with asserted right of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(q)  Environmental Laws. Except as disclosed in the General Disclosure Package, (a)(i) neither the Company nor any of its subsidiaries has received notice alleging that the Company or any of its subsidiaries is in violation of, or otherwise has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, the EU regulatory framework for Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH) and to natural resource damages (collectively, “Environmental Laws”), (ii) neither the Company nor any of its subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Company nor any of its subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, and (vi) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (i) – (vi) such as would not individually or in the aggregate have a Material Adverse Effect; (b) to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would have a Material Adverse Effect; (c) to the knowledge of the Company there are no requirements proposed for adoption or implementation under any Environmental Law that would reasonably be expected to have a Material Adverse Effect; and (d) in the ordinary course of its business, the Company periodically evaluates the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of it and its subsidiaries, and, on the basis of such evaluation, the Company has reasonably concluded that such Environmental Laws will not, singly or in the aggregate, have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(r) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings “Certain Material United States Federal Income Tax Considerations,” “Description of the Notes,” “Description of Debt Securities,” “Legal Matters,” and “Risk Factors” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(s) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities; it being understood and agreed that the Company, simultaneously with the purchase, sale and delivery of the Offered Securities, will accept for purchase and purchase all of the issued and outstanding 9 1/8% Senior Notes due 2009 of the Company and accept all consents delivered in connection therewith (the “Tender Offer”) and that such Tender Offer will not constitute an action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(t) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package and Final Prospectus are based on or derived from sources that the Company believes to be reliable and accurate.

(u) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company is in compliance in all material respects with the applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules. Except as set forth in the General Disclosure Package, the Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the board of directors of the Company (the “Board”) in accordance with Exchange Rules. Except as set forth in the General Disclosure Package, the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, in each case, if determined adversely, would have a Material Adverse Effect.

(v) No Change in Internal Controls. Except as disclosed in the General Disclosure Package and the Final Prospectus, since the date of the latest audited financial statements included in the General Disclosure Package and the Final Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(w) Absence of Accounting Issues. To the knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event except such that would not have a Material Adverse Effect.

(x) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any written inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under the Indenture or this Agreement; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are to the Company’s knowledge, threatened or contemplated.

(y) Financial Statements. The financial statements included in the Registration Statement and the General Disclosure Package and Final Prospectus present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and except as otherwise disclosed in the Registration Statement or the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(z) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package and Final Prospectus (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole that is material and adverse, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries

(aa) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(bb) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(cc) Foreign Operations.  Neither the Company, nor to the Company’s knowledge, any director, officer, agent or employee acting on behalf of the Company, has used any corporate funds during the last five years for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, except such as would not have a Material Adverse Effect.

(dd) Insurance. Each of the Company and its subsidiaries carries or is entitled to the benefits of insurance, with insurers of recognized financial responsibility, in such amounts and covering such risks as is generally maintained by similar companies engaged in the same or similar business, and all such insurance is in full force and effect.

(ee) Absence of Relationships. No relationship, direct or indirect, exists between or among the Company or any of its affiliates, on the one hand, and any director, officer, stockholder, customer or supplier of any of them, on the other hand, which is required by the Securities Act or by regulations promulgated thereunder to be described in the General Disclosure Package and the Final Prospectus which is not so described or is not described as required.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.25 % of the principal amount thereof plus accrued interest from August 19, 2008 to the First Closing Date (as hereinafter defined), of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by Credit Suisse for the accounts of the several Underwriters in a form reasonably acceptable to Credit Suisse against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Bank of New York Mellon Trust Company, N.A., at the office of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022-4834, at 10  A.M., New York time, on August 19, 2008, or at such other time not later than seven full business days thereafter as Credit Suisse and the Company determine, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Firm Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the New York office of Latham & Watkins LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from Credit Suisse given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per principal amount of Offered Securities (including any accrued interest thereon to the related Optional Closing Date) to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the principal amount of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Firm Securities set forth opposite such Underwriter’s name bears to the total principal amount of Firm Securities (subject to adjustment by Credit Suisse to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by Credit Suisse to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date,” which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by Credit Suisse but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by Credit Suisse for the accounts of the several Underwriters in a form reasonably acceptable to Credit Suisse against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Company, at the above office of Latham & Watkins LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Latham & Watkins LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by Credit Suisse, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433 with respect to the Offered Securities.

(b) Filing of Amendments; Response to Commission Requests. The Company will offer Credit Suisse a reasonable opportunity to comment on any amendment or supplement to the Registration Statement or any Statutory Prospectus prior to its filing; and the Company will also advise Credit Suisse promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify Credit Suisse of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of Credit Suisse, an amendment or supplement that will correct such statement or omission or an amendment which will effect such compliance. Neither Credit Suisse’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will endeavor to qualify the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as Credit Suisse reasonably designates and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or to file any consents to service of process under the laws of any jurisdiction.

(g) Reporting Requirements. During the period of two years hereafter, the Company will furnish to Credit Suisse and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to Credit Suisse (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as Credit Suisse may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to Credit Suisse or the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement (other than the fees and disbursements of counsel to the Underwriters), including but not limited to any filing fees and other expenses incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as Credit Suisse reasonably designates and the preparation and printing of memoranda relating thereto, any fees charged by investment rating agencies for the rating of the Offered Securities, costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes, fees and expenses incident to listing the Offered Securities on the New York Stock Exchange, American Stock Exchange, NASDAQ Stock Market and other national and foreign exchanges, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, in each case, with respect to the Offered Securities.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and Final Prospectus, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter, except for amounts paid in connection with the Tender Offer or redemption of the Company 9 1/8% Senior Notes due 2009.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Offered Securities, the Underlying Shares or any securities convertible into or exchangeable or exercisable for any of its Offered Securities or Underlying Shares (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse, except grants of employee stock options and other equity awards pursuant to the terms of a plan in effect on the date hereof, issuances of Lock-Up Securities pursuant to the exercise of such options and other equity awards or the exercise of any other employee stock options and other equity awards outstanding on the date hereof or issuances of Lock-Up Securities pursuant to the Company’s dividend reinvestment plan or deferred compensation plans and conversion of the Company’s outstanding Series A ESOP Convertible Preferred Stock into shares of Common Stock. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that Credit Suisse consents to in writing.

6. Free Writing Prospectuses. (a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and Credit Suisse is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)  Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities in the form included in Schedule C hereto, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that is not required to be filed with the Commission and that contains only (i) (x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on the Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)  Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof and the Closing Date, of Deloitte & Touche LLP, 2008 confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Annex I hereto (except that, in any letter dated the Closing Date, the specified date referred to in Annex I hereto shall be a date no more than three days prior to the Closing Date).

(b)  Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c)  No Material Adverse Change. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the reasonable judgment of Credit Suisse, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii)  any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the reasonable judgment of Credit Suisse, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the reasonable judgment of Credit Suisse, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d)  Opinion of Counsel for Company. The Representatives shall have received an opinion, dated the Closing Date, of Baker & Hostetler LLP, counsel for the Company, to the effect that:

(i)  Good Standing of the Company. The Company is a corporation validly existing and in good standing under the laws of the State of Ohio, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package and Final Prospectus; and the Company is duly qualified to do business as a foreign corporation and is in good standing in all other United States jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except when the failure to be so qualified and be in good standing would not have a Material Adverse Effect;

(ii) Subsidiaries. Each of Ferro Color & Glass Corporation, a Pennsylvania corporation, and Ferro Pfanstiehl Laboratories, Inc., a Delaware corporation, is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package and Final Prospectus; and each of Ferro Color & Glass Corporation and Ferro Pfanstiehl Laboratories, Inc. is duly qualified to do business as a foreign corporation and is in good standing in all other United States jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and be in good standing would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and except as disclosed in the General Disclosure Package and Final Prospectus, the capital stock of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects;

(iii)   Indenture; Offered Securities. The Indenture has been duly authorized, executed and delivered by the Company and has been duly qualified under the Trust Indenture Act, and assuming due execution and delivery thereof by the Trustee, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Offered Securities delivered on the Closing Date have been duly executed by the Company and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for in accordance with this Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Indenture; the Offered Securities conform in all material respects to the statements in the General Disclosure Package and the Final Prospectus under the caption “Description of the Notes;”

(iv) Underlying Shares. The Offered Securities delivered on such Closing Date, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for in accordance with this Agreement, are convertible into the Underlying Shares of the Company in accordance with the terms of the Indenture; the Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform to the information in the General Disclosure Package and to the description of such Underlying Shares contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Underlying Shares under the articles of incorporation or code of regulations of the Company, the Ohio Revised Code or, to such counsel’s knowledge, any other agreements or instrument to which the Company is a party; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package and Final Prospectus; when issued upon conversion, the Underlying Shares will be validly issued, fully paid and nonassessable; none of the Underlying Shares has been issued in violation of any preemptive or similar rights of any security holder under the articles of incorporation or code of regulations of the Company, the Ohio Revised Code or to such counsel’s knowledge, any other agreements or instruments to which the Company is a party;

(v)  Absence of Further Requirements. No consent, approval, authorization or order of, or filing by the Company with, any governmental agency or body or any court under any federal, New York state or Ohio state statute, rule or regulation applicable to the Company is required for the offering, issuance and sale of the Offered Securities and Underlying Shares by the Company, except such as have been obtained or made and such as may be required under the Act, the Exchange Act and the rules and regulations thereunder, the Rules and Regulations, the Trust Indenture Act and state securities laws;

(vi)  Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture and this Agreement by the Company and the issuance and sale by the Company of the Offered Securities and Underlying Shares and compliance by the Company with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (A) the articles of incorporation or code of regulations of the Company, (B) any federal, New York state or Ohio state statute, rule or regulation applicable to the Company or to such counsel’s knowledge the order of any governmental agency or body or any court having jurisdiction over the Company or (C) the agreements listed on Schedule A thereto, and the Company has full corporate power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement; which, in the case of either clause (B) or (C) above, breach, violation, default or imposition would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect;

(vii)  Compliance with Registration Requirements; Effectiveness. The Registration Statement has become effective under the Act, the Final Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein, and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or threatened under the Act.

(viii) Accurate Disclosure. The statements in the Registration Statement, General Disclosure Package and Final Prospectus under the captions “Description of Notes” and “Description of Debt Securities” insofar as such statements constitute a summary of the terms of the Offered Securities are, in all material respects, fair and accurate summaries; the statements in the General Disclosure Package and Final Prospectus under the caption “Certain Material United States Federal Income Tax Considerations,” “Legal Matters” and “Risk Factors” insofar as such statements constitute a summary of certain matters of United States federal tax law and regulations or legal conclusions with respect thereto, are, in all material respects, fair and accurate summaries;

(ix)  Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company;

(x)  Absence of Existing Defaults and Conflicts. Neither the Company nor each of Ferro Color & Glass Corporation and Ferro Pfanstiehl Laboratories, Inc. is in violation of its charter or by-laws and, to such counsel’s knowledge, no default (or event which, with the giving of notice or lapse of time would be a default) has occurred and is continuing in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Registration Statement or the General Disclosure Package and Final Prospectus or filed or incorporated by reference as an exhibit to the Registration Statement, except any default that would not reasonably be expected to have a Material Adverse Effect; and

(xi)  Disclosure. The Registration Statement, as of the Effective Time relating to the Offered Securities, and the Final Prospectus, as of the date of this Agreement, and each amendment or supplement thereto, as of this date (in each case, other than the financial statements and other financial data contained or incorporated by reference therein or omitted therefrom and the Trustee’s Statement of Eligibility on Form T-1, as to which such counsel expresses no opinion), complied as to form in all material respects with the requirements of the Act, the Trust Indenture Act and the Rules and Regulations; no facts came to such counsel’s attention, based upon their participation in the preparation of the Registration Statement, the General Disclosure Package and the Final Prospectus and any amendments and supplements thereto and upon their review and discussion of the contents thereof, but without independent check or verification except as specified, which causes such counsel to believe that (i) the Registration Statement (other than the financial statements and other financial data contained or incorporated by reference therein or omitted therefrom and the Trustee’s Statement of Eligibility on Form T-1, as to which such counsel has not been requested to comment), as of the Effective Time relating to the Offered Securities or as of the Closing Date, or any amendment thereto, as of its effective time or as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the General Disclosure Package (other than the financial statements and other financial data contained or incorporated by reference therein or omitted therefrom, as to which such counsel has not been requested to comment), at the Effective Time, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the Final Prospectus (other than the financial statements and other financial data contained or incorporated by reference therein or omitted therefrom, as to which such counsel has not been requested to comment), as of the date of the Final Prospectus or the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Opinion of Counsel for Underwriters. The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Opinion of Counsel for Ferro Spain SA. The Representatives shall have received from DLA Piper, counsel for Ferro Spain SA, such opinion or opinions, dated the Closing Date, to the effect that:

(i) Good Standing. Ferro Spain SA has been duly incorporated and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and limited liability) to own its properties and conduct its business as described in the General Disclosure Package and Final Prospectus; and Ferro Spain SA is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and be in good standing would not have a Material Adverse Effect;

(g) Opinion of Counsel for Ferro (Holland) B.V. The Representatives shall have received from De Brauw Blackstone Westbroek, counsel for Ferro (Holland) B.V., such opinion or opinions, dated the Closing Date, to the effect that:

(i) Good Standing. Ferro (Holland) B.V. has been duly incorporated and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and limited liability) to own its properties and conduct its business as described in the General Disclosure Package and Final Prospectus; and Ferro (Holland) B.V. is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and be in good standing would not have a Material Adverse Effect;

(h)  Officer’s Certificate. The Representatives shall have received a certificate, dated the Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package and Final Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package and Final Prospectus or as described in such certificate.

(i) Chief Financial Officer Certificate. The Representatives shall have received a certificate, dated the date hereof, of the chief financial officer of the Company as to certain financial information contained in the General Disclosure Package and the Final Prospectus in the form reasonably satisfactory to Credit Suisse.

(j) Lockup Agreement. The Company has obtained and delivered to the Underwriters executed copies of an agreement in the form of Annex II hereof in form and substance satisfactory to Credit Suisse from each of the persons and entities listed on Schedule D hereto.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably requests. Credit Suisse may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of the Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date, Credit Suisse may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to Credit Suisse and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to Credit Suisse at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention:  LCD-IBD, or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114, Attention: General Counsel, Facsimile: 216-875-7275; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or faxed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriter in connection with the sale of Offered Securities and no fiduciary, advisory or agency relationship between the Company and the Representatives have been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representatives and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

FERRO CORPORATION

By: /s/ Sallie B. Bailey
Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Credit Suisse Securities (USA) LLC

By: /s/ Richard Whitney
Name: Richard Whitney
Title: MD

Citigroup Global Markets Inc.

By: /s/ Robert S. Jeffries
Name: Robert Jeffries
Title: Managing Director and Group
Head, Global Chemicals Investment Banking

J.P. Morgan Securities Inc.

By: /s/ Sudheer Tegulapalle
Name: Sudheer Tegulapalle
Title: Executive Director

Acting on behalf of themselves and as the Representatives of the several Underwriters

SCHEDULE A

Principal
Amount of
Underwriter	Firm Securities
Credit Suisse Securities (USA) LLC	$60,000,000
Citigroup Global Markets Inc.	33,750,000
J.P. Morgan Securities Inc...	33,750,000
KeyBanc Capital Markets Inc.	6,750,000
NatCity Investments, Inc. ...	6,750,000
Fifth Third Securities, Inc...	2,250,000
Morgan Stanley & Co. Incorporated	2,250,000
Piper Jaffray & Co. ............	2,250,000
Greenwich Capital Markets Inc. ............	2,250,000

Total	$150,000,000

SCHEDULE B

Significant Subsidiaries

Ferro Color & Glass Corporation

Ferro Pfanstiehl Laboratories, Inc

Ferro Spain SA

Ferro (Holland) B.V.SCHEDULE C

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

Filed Pursuant to Rule 433 under the Securities Act of 1933
Issuer Free Writing Prospectus dated August 13, 2008
Relating to Preliminary Prospectus Supplement dated August 12, 2008
Registration Statement No. 333-149559

PRICING TERM SHEET

Dated August 13, 2008 to the
Preliminary Prospectus Supplement Referred to Below

FERRO CORPORATION
$150,000,000
6.50% Convertible Senior Notes due 2013

This term sheet relates only to the securities described below and should be read together with the preliminary prospectus supplement dated August 12, 2008 relating to these securities, including the documents incorporated by reference therein and including the base prospectus dated August 12, 2008 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended. The information in this communication supersedes the information in the preliminary prospectus supplement and the base prospectus to the extent inconsistent with the information therein.

Issuer	Ferro Corporation (NYSE: FOE)
Securities Offered	6.50% Convertible Senior Notes due 2013.
Aggregate Principal Amount Offered	$150,000,000
Over-allotment Option	$22,500,000
Maturity Date	August 15, 2013.
Daily Share Cap	1/20th of 49.4805 shares of common stock, subject to adjustment.
Price to Public	100%
Interest	6.50% per annum, accruing from the Settlement Date.
Interest Payment Dates	Each February 15 and August 15, beginning on February 15, 2009.
Interest Record Dates	Each February 1 and August 1.
Closing Sale Price of FOE Common Stock on the NYSE on the Pricing Date (the “Reference Price”)	$20.21
Conversion Premium	60% over the Reference Price.
Base Conversion Rate	30.9253 per $1,000 principal amount of notes, subject to adjustment.
Base Conversion Price	Approximately $32.34, subject to adjustment.
Incremental Share Factor	18.5552, subject to adjustment.
Pricing Date	August 13, 2008.
Settlement Date	August 19, 2008.
CUSIP/ISIN	315405AL4 / US315405AL40
Listing	None.
Net Proceeds Before Expenses	$145,875,000 million ($167,756,250 million if the underwriters exercise in full their option to acquire additional Notes).
The following table sets forth the stock price, effective date and number of additional shares by which the applicable conversion rate will be
Increase of Applicable	increased upon a conversion in connection with a make-whole fundamental
Conversion Rate upon	change that occurs in the corresponding period to be determined by
Conversion upon Make-Whole	reference to the stock price and effective date of the make-whole
Fundamental Change	fundamental change:

                                                 Effective Date
                     August 19,   August 15,   August 15,   August 15,   August 15,   August 15,
     Stock Price        2008         2009         2010         2011         2012         2013

       $20.21      18.5552      18.5552      18.5552      18.5552      18.5552      18.5552

         $25.00    14.2096      13.3273      12.2709      10.9950       9.5428       9.0676

         $30.00    11.9859      11.0232       9.7947       8.1773       5.9297       2.4021

         $35.00     9.5052       8.6045       7.4302       5.8503       3.5739       0.0000

         $40.00     6.8850       6.1009       5.0752       3.7042       1.7847       0.0000

         $45.00     5.0571       4.4009       3.5483       2.4328       0.9596       0.0000

         $50.00     3.7372       3.2015       2.5139       1.6406       0.5659       0.0000

         $55.00     2.7592       2.3292       1.7860       1.1195       0.3586       0.0000

         $60.00     2.0210       1.6806       1.2583       0.7593       0.2321       0.0000

         $65.00     1.4572       1.1913       0.8678       0.5006       0.1427       0.0000

         $70.00     1.0241       0.8192       0.5753       0.3100       0.0728       0.0000

         $75.00     0.6911       0.5359       0.3553       0.1678       0.0183       0.0000

         $80.00     0.4363       0.3212       0.1910       0.0645       0.0000       0.0000

         $85.00     0.2444       0.1620       0.0740       0.0026       0.0000       0.0000

         $90.00     0.1069       0.0532       0.0058       0.0000       0.0000       0.0000

         $95.00     0.0231       0.0000       0.0000       0.0000       0.0000       0.0000

The exact stock prices and effective dates may not be set forth on the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $95.00 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion; and

•	if the stock price is less than $20.21 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion.

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity. In addition, in no event will the applicable conversion rate after adjustment exceed 49.4805 per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “¯ Conversion Rate Adjustments” in the preliminary prospectus supplement.

Correction	The following correction is made to the definition of “C” in the antidilution adjustment event described in paragraph (4) appearing on page S-40 of the preliminary prospectus supplement:
C = the aggregate amount by which the aggregate amount of cash so distributed in any single quarterly period applicable to one share of common stock exceeds the base dividend amount.
Other Information	We have been advised that, on August 13, 2008, Credit
Suisse Securities (USA) LLC purchased, on behalf of the
syndicate, 110,400 shares of the Company’s common stock at
an average price of approximately $20.20 per share in
compliance with Rule 104 of Regulation M.

The Company has filed a registration statement (including the base prospectus) and preliminary prospectus supplement with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the base prospectus, preliminary prospectus supplement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the registration statement and the preliminary prospectus supplement relating to the offering may be obtained from Credit Suisse Securities (USA) LLC by calling toll-free 1-800-221-1037.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None

SCHEDULE D

Sallie B. Bailey
James C. Bays
John T. Bingle
Michael H. Bulkin
Sandra Austin Crayton
Richard J. Hipple
Jennie S. Hwang
Nicholas Katzakis
Cynthia M. Kerker
Ann E. Killian
James F. Kirsch
Williams B. Lawrence
Michael F. Mee
Michael J. Murry
Perry W. Premdas
Barry D. Russell
William J. Sharp
Dennis W. Sullivan
Lubna Tahboub
Peter T. Thomas

ANNEX I

The Representatives shall have received letters, dated, respectively, the date hereof and the Closing Date, of Deloitte & Touche LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws to the effect that:

(i)  in their opinion the audited consolidated financial statements examined by them and included in the Registration Statements and the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Securities Laws;

(ii)  with respect to the period(s) covered by the unaudited quarterly consolidated financial statements included in the Registration Statement and the General Disclosure Package, they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in AU 722, Interim Financial Information, on the unaudited quarterly consolidated financial statements (including the notes thereto) of the Company and its consolidated subsidiaries included in the Registration Statement and the General Disclosure Package, and have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its consolidated subsidiaries as to whether such unaudited quarterly consolidated financial statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations; they have read the latest unaudited monthly consolidated financial statements (including the notes thereto) of the Company and its consolidated subsidiaries made available by the Company and the minutes of the meetings of the stockholders, Board of Directors and committees of the Board of Directors of the Company; and have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its consolidated subsidiaries as to whether the unaudited monthly financial statements are stated on a basis substantially consistent with that of the audited consolidated financial statements included in the Registration Statement and General Disclosure Package; and on the basis thereof, nothing came to their attention which caused them to believe that:

(A)  the unaudited financial statements included in the Registration Statement or the General Disclosure Package do not comply as to form in all material respects with the applicable accounting requirements of the Securities Laws, or that any material modifications should be made to the unaudited quarterly consolidated financial statements for them to be in conformity with generally accepted accounting principles;

(B) with respect to the period subsequent to the date of the most recent unaudited quarterly consolidated financial statements included in the General Disclosure Package, at a specified date at the end of the most recent month, there were any increases in the short-term debt or long-term debt of the Company and its consolidated subsidiaries, or any change in stockholders’ equity or the consolidated capital stock of the Company and its consolidated subsidiaries or any decreases in the net current assets or net assets of the Company and its consolidated subsidiaries, as compared with the amounts shown on the latest balance sheet included in the General Disclosure Package; or for the period from the day after the date of the most recent unaudited quarterly consolidated financial statements for such entities included in the General Disclosure Package to such specified date, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated net sales, net operating income, consolidated net income or in the ratio of earnings to fixed charges of the Company and its consolidated subsidiaries, except for such changes, increases or decreases set forth in such letter which the General Disclosure Package discloses have occurred or may occur;

(iii)  With respect to any period as to which officials of the Company have advised that no consolidated financial statements as of any date or for any period subsequent to the specified date referred to in (ii)(B) above are available, they have made inquiries of certain officials of the Company who have responsibility for the financial and accounting matters of the Company and its consolidated subsidiaries as to whether, at a specified date not more than three business days prior to the date of such letter, there were any increases in the short-term debt or long-term debt of the Company and its consolidated subsidiaries, or any change in stockholders’ equity or the consolidated capital stock of the Company and its consolidated subsidiaries or any decreases in the net current assets or net assets of the Company and its consolidated subsidiaries, as compared with the amounts shown on the most recent balance sheet for such entities included in the General Disclosure Package; or for the period from the day after the date of the most recent unaudited quarterly financial statements for such entities included in the General Disclosure Package to such specified date, there were any decreases, as compared with the corresponding period in the preceding year, in net sales, net operating income, consolidated net income, or in the ratio of earnings to fixed charges of the Company and its consolidated subsidiaries and, on the basis of such inquiries and the review of the minutes described in paragraph (ii) above, nothing came to their attention which caused them to believe that there was any such change, increase, or decrease, except for such changes, increases or decreases set forth in such letter which the General Disclosure Package discloses have occurred or may occur; and

(iv)  they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial and statistical information contained in the Registration Statement, each Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectus that is an “electronic road show,” as defined in Rule 433(h)) and the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial and statistical information are derived from the general accounting records of the Company and its subsidiaries or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial and statistical information to be in agreement with such results.

All financial statements included in material incorporated by reference into the Registration Statement or the General Disclosure Package shall be deemed included in the Registration Statement or the General Disclosure Package for purposes of this Schedule.

Annex II
Form of Lock-Up Agreement

August 12, 2008

Ferro Corporation
1000 Lakeside Avenue
Cleveland Ohio 44114

Credit Suisse Securities (USA) LLC

As Representative of the

Several Underwriters

c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010-3629

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for $150,000,000 principal amount of Convertible Senior Notes due 2013 (the “Notes”), convertible into common stock, par value $1.00 per share (the “Common Stock”) of Ferro Corporation, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for the Common Stock.

The initial Lock-Up Period will commence on the date of commencement of marketing of the Notes (through an issuance by the Company of a press release) and continue and include the date 90 days after the public offering date set forth on the final prospectus used to sell the Notes (the “Public Offering Date”) pursuant to the Underwriting Agreement.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period has expired.

Any Common Stock received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Common Stock acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Common Stock to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 (the “Exchange Act”) shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

Notwithstanding anything herein to the contrary, the undersigned may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, and the Company may announce the establishment of such a plan, provided that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Securities or any securities convertible into or exercisable or exchangeable for Securities may be effected pursuant to such plan during the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void, at the option of the Company, if the Underwriting Agreement shall not have been entered into by the Company and Credit Suisse on or before August 15, 2008. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

....................................................
[Name of stockholder]